Issuer Free Writing Prospectus filed pursuant to Rule 433 supplementing the Prospectus dated March 31, 2016 Registration No. 333-210502

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RIGHT NOTES

- INVESTOR INFORMATION
- FINANCIAL INFORMATION
- ASSET-BACKED SECURITIZATION
- EVENTS AND PRESENTATIONS
- NEWS RELEASES
- REQUESTS AND ALERTS
- **RIGHT NOTES**

GM FINANCIAL

RIGHT NOTES℠

THE RIGHT WAY TO INVEST

As a family, we look out for each other. GM Financial Right Notes℠ are another way to do just that. See how you can get the right return, right now.

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CURRENT RATES

Right Notes offer a tiered rate of return. Compare our rates to what you're currently earning and see if they are right for you.

TIER 1	TIER 2	TIER 3
X.XX%	X.XX%	X.XX%
Investments Less than $15,000	Investments $15,000-$50,000	Investments More than $50,000

Investing in Right Notes involves certain risks. Review the prospectus for further details on how interest rates are set.

DOWNLOAD PROSPECTUS

FEATURES & BENEFITS

GM Financial Right Notes are more than just an investment for you — they are an investment in us. The program offers a convenient way to personally invest while supporting our growing business.

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Rewarding

Earn a favorable rate of return often higher than most checking or savings accounts with no additional fees. Daily compounded interest is automatically reinvested at the end of each month.

Convenient

24/7 access to your funds. Plus, you can track your balance and transaction history via the website or automated phone system.

Affordable

Enroll in Right Notes for just $500. Additional investments can be made for as little as $50.

ONLINE ACCESS

Your Right Notes profile and transaction history is available to you anytime, anywhere. Managing your Right Notes investment online is the easiest and most convenient way to track progress, check your balance, and more.

- Check current rates
- Initiate investment transactions
- Request redemption with no fees
- Review investment balance and transaction history
- Update profile information
- Set up Right Notes activity alerts

GET STARTED

ONLINE ACCESS

Your Right Notes profile and transaction history is available to you anytime, anywhere. Managing your Right Notes investment online is the easiest and most convenient way to track progress, check your balance, and more.

- Check current rates
- Initiate investment transactions
- Request redemption with no fees
- Review investment balance and transaction history
- Update profile information
- Set up Right Notes activity alerts

GET STARTED

HOW TO INVEST

Right Notes are unsecured debt obligations of GM Financial offered in the U.S. by prospectus only. You can add to your Right Notes investment in a variety of ways, including payroll, pension and Social Security direct investments. You can also set up recurring automatic payments from your bank account. To get started:

1. **Confirm eligibility**

   Right Notes are available to individuals and entities – including corporations, partnerships, limited liability companies, firms and associations – with a U.S. address and either a Social Security Number or Federal Tax Identification Number.

2. **Review the prospectus**

   Before investing, review the prospectus, Right Notes Plan and other documents filed with the Securities and Exchange Commission. You can get these at no charge by visiting EDGAR, the SEC's online database of corporate financial information. If you have questions, call 1-844-556-1485.

   DOWNLOAD PROSPECTUS | DOWNLOAD RIGHT NOTES PLAN

3. **Complete the investment form**

   Complete our online investment form to set up your investment.

   GET STARTED

4. **Invest and earn**

   Conveniently transfer your initial investment online from your U.S. bank account. Cash cannot be accepted.

Right Notes are available to individuals and entities – including corporations, partnerships, limited liability companies, firms and associations – with a U.S. address and either a Social Security Number or Federal Tax Identification Number.

2 Review the prospectus

Before investing, review the prospectus, Right Notes Plan and other documents filed with the Securities and Exchange Commission. You can get these at no charge by visiting EDGAR, the SEC's online database of corporate financial information. If you have questions, call 1-844-556-1485.

DOWNLOAD PROSPECTUS | DOWNLOAD RIGHT NOTES PLAN

3 Complete the investment form

Complete our online investment form to set up your investment.

GET STARTED

4 Invest and earn

Conveniently transfer your initial investment online from your U.S. bank account. Cash cannot be accepted.

INFORMATION & FORMS

Enrollment

Prospectus	Download
Right Notes Plan	Download
Privacy Notice	Download

Change Request

Profile updates, additional investments and redemption options	Download
Creating Right Notes for a Trust and trustee updates	Download

Corporate Resolution

Identify individuals who can transact on corporate, trust or partnership Notes	Download

INFORMATION & FORMS

Enrollment

Prospectus	Download
Right Notes Plan	Download
Privacy Notice	Download

Change Request

Profile updates, additional investments and redemption options	Download
Creating Right Notes for a Trust and trustee updates	Download

Corporate Resolution

Identify individuals who can transact on corporate, trust or partnership Notes	Download

FREQUENTLY ASKED QUESTIONS

Am I eligible to invest in the Right Notes?

Where can I learn more about GM Financial?

Is a Right Notes investment FDIC insured?

How do I contact the Right Notes Service Center?

SEE MORE FAQs

Where can I learn more about GM Financial?

Is a Right Notes investment FDIC insured?

How do I contact the Right Notes Service Center?

SEE MORE FAQs

CONTACT INFO

GM Financial Right Notes Customer Service

Call	Hours	Mail
1-844-556-1485	Monday through Friday 8 a.m. to 7 p.m. (ET)	GM Financial Right Notes P.O. Box 534016 Pittsburgh, PA 15253-4016 *(Cash cannot be accepted)*

Right Notes are unsecured debt obligations of General Motors Financial Services, Inc. and are not guaranteed by General Motors Company. Right Notes do not constitute a savings, deposit or other bank account and are not insured by or subject to the protection of the Federal Deposit Insurance Corporation. Right Notes are not a money market fund, which are typically diversified funds consisting of short-term debt securities of many issuers, and therefore do not meet the diversification and investment quality standards set forth for money market funds by the Investment Company Act of 1940.

General Motors Financial Company, Inc. ("GM Financial") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GM Financial has filed with the SEC for more complete information about GM Financial and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by downloading them from the GM Financial Right Notes Web site at rightnotes.com. Alternatively, GM Financial will arrange to send you the prospectus if you request it by calling toll-free 1-844-556-1485.